For Immediate Release

U.S. ENERGY CORP. UPDATES OIL AND GAS DRILING INITIATIVES

REPORTS TWO DRY HOLES IN THE GULF COAST REGION

ANNOUNCES NEW PERMIAN BASIN DRILLING PROGRAM WITH HOUSTON ENERGY

PROVIDES UPDATES ON YUMA EXPLORATION AND WILLISTON BASIN DRILLING PROGRAMS

RIVERTON, Wyoming – April 26, 2010 – U.S. Energy Corp. (NASDAQ Capital Market: “USEG”) (the “Company”), a natural resources exploration and development company with interests in oil and gas, molybdenum, geothermal, and real estate assets, today announced results from two recently drilled prospects with partner PetroQuest Energy, L.L.C. ("PetroQuest") (NYSE:PQ), both located in the Gulf Coast region, results from an initial test well in southern Louisiana with Yuma Exploration and Production Company (“Yuma”), an expansion of its drilling programs with PetroQuest and Houston Energy, L.P. (“HE”) and an update on its Williston Basin drilling program.

Gulf Coast and West Texas

The Company recently received drill results on the previously announced PetroQuest wells known as the Sugarloaf and Pacific Dunes prospects that were both operated by a large independent operator.  The Company was notified that both wells have been drilled to total depth, and both have been deemed to be non-productive.  The Sugarloaf prospect was an oil and gas prospect located 15 miles offshore of south east Louisiana, in which the Company had a 10% working interest, and the Pacific Dunes prospect was a gas prospect located in south central Louisiana, in which the Company had a 3.6% working interest.  Both wells are to be plugged and abandoned.  Total participation costs to U.S. Energy for these wells are expected to be approximately $3.6 million.

Press Release
April 26, 2010

Looking forward, U.S. Energy recently entered into an agreement to acquire a 50% after casing point working interest in a test well (the Southern Hills Prospect) with PetroQuest in the South Chauvin Field, located in Terrebonne Parish, Louisiana.  Under the terms of the agreement U.S. Energy will be responsible for approximately 53.3% of the drilling costs, or approximately $2.4 million.

The well targets a potential gas prospect (with associated condensate) which PetroQuest estimates to be a 5.0 gross un-risked BCFE target.  The well is expected to spud in mid May with a planned drilling depth of approximately 12,500 feet.  Surface facilities are already in place at the drill site, and if the well is completed and deemed successful, it could be on production within 4 weeks of completion of the well.  This well is being drilled up-dip to several existing PetroQuest operated producing wells in the South Chauvin Field.

The Company recently expanded its relationship Houston Energy, with U.S. Energy entering into an agreement to acquire a 10% after casing point working interest in initial test wells in up to five prospect areas in the Permian Basin in west Texas.  Under the terms of the agreement, U.S. Energy will pay sunk land costs and fees of approximately $310,000.  In addition, the Company will be responsible for 13.33% of all drilling and completion costs, with the total 8/8ths costs per well estimated at $1.95 million.  The first initial test well is expected to spud no later than June 1, 2010 with a planned drilling dept of just over 13,000 feet.  Based upon the success of the initial drilling program, the overall program may include up to 15 prospects.

The Company also updated its recently initiated drilling program related to its 2009 3-D Seismic program with Yuma:

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The Weyerhaeuser 18 #1 (Astro prospect) well located in southern Louisiana was drilled to a total vertical depth of approximately 6,000 feet and encountered approximately 10 feet of net pay in the Miocene section.  The Company has an initial working interest of 4.8% in the well, and production is expected to commence the first week in May.  The well is anticipated to produce ~ 1-2 MMCF per day.  It is anticipated that two to four additional wells will be needed to fully develop the productive area.  The first of these in-fill wells, the Ranger prospect, is expected to spud in mid June.  The well is anticipated by Yuma to take approximately 15 days to drill.  This prospect is also a Miocene objective gas target, and will be drilled to approximately 6,000 ft.  The Company has an initial working interest of 4.8% in the well.

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The Weyerhaeuser 57 #1 (Olympic prospect) well located in southern Louisiana has been spud by Yuma and is currently drilling towards its target depth of 15,000 ft.  The prospect is a Tuscaloosa objective oil target and Yuma estimates that the prospect has a gross estimated un-risked reserve potential of ~2-3 MMBO.  The Company has an initial working interest of 4.8% in the well, and drilling is expected to take approximately 45 days.

Press Release
April 26, 2010

Williston Basin – Bakken Drilling Program

The Sedlacek Trust 33-4 #1H well, the tenth well to be drilled under the Drilling Participation Agreement (“DPA”) with Brigham, was spud mid-March, 2010 and is currently scheduled to commence completion initiatives on May 15, 2010.  U.S. Energy's initial working interest in this well is approximately 44% (~35% net revenue interest).  As with the previously drilled wells in the program, this well is targeting the middle Bakken formation, and was drilled to a total measured depth of approximately 20,000 feet (~10,000 ft vertical; ~10,000 horizontal).

Drilling in the horizontal portion of the well bore is currently underway on the Sukut 28-33 #1H well, which is the eleventh well to be drilled under the previously announced DPA with Brigham.  The well is planned to be completed with swell packers and 30 fracture stimulation stages. U.S. Energy's initial working interest in this well is approximately 42% (~33% net revenue interest).

Pertinent to the four remaining wells to be drilled this year with Brigham, we believe that one of the wells to be drilled will be a Three Forks well.  Additionally, we are confident that we will also drill an offset well in one of our existing units with Brigham this summer.  Brigham has indicated to us that they anticipate drilling the Three Forks well by June 30, 2010 and the offset well sometime this summer.  Updates regarding the actual timing of both of these wells and wells 12-15 of the DPA will be provided in the future.

“While we are disappointed with the two gulf coast wells, we remain encouraged that we will see continued success going forward,” stated Keith Larsen, CEO of U.S. Energy Corp.  “We continue to access opportunities to grow revenue and cash flow while balancing risk across a diverse portfolio, which includes our previously successful initiatives in the Gulf Coast and highly successful Williston Basin program with Brigham,” he added.  “Additionally, our new step out drilling program with Houston Energy in the Permian Basin allows us to add geological and geographical diversity to our portfolio and improve our exposure to oil in particular,” he concluded.

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Press Release
April 26, 2010

Forward-Looking Statements

This news release includes statements which may constitute “forward-looking” statements, usually containing the words “believe,” “estimate,” “project,” “expect,"”target,” “goal,” or similar expressions.  Forward looking statements in this release relate to, among other things, USE’s drilling of wells with Brigham Exploration, Houston Energy, Yuma, PetroQuest, and other partners, its ownership interests in those wells and their expected costs, and the oil and natural gas targets or goals for the wells.  There is no assurance that any of the wells (referenced in this press release) be productive or that the Company’s goals for 2010 will be achieved. These statements are made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements.  Factors that would cause or contribute to such differences include, but are not limited to, future trends in commodity and/or mineral prices, the availability of capital, competitive factors, and other risks described in the Company’s filings with the SEC (including, without limitation, the Form 10-K for the year ended December 31, 2009.  By making these forward-looking statements, the Company undertakes no obligation to update these statements for revision or changes after the date of this release.

Disclosure Regarding Mineral Resources Under SEC and Canadian Regulations

The Company owns or may come to own stock in companies which are traded on foreign exchanges, and may have agreements with some of these companies to acquire and/or develop the Company’s mineral properties.  An example is Sutter Gold Mining Inc.  These other companies are subject to the reporting requirements of other jurisdictions.

United States residents are cautioned that some of the information available about our mineral properties, which is reported by the other companies in foreign jurisdictions, may be materially different from what the Company is permitted to disclose in the United States.  For further information on the differences between the reporting limitations of the United States, compared to reports filed in foreign jurisdictions, and also concerning forward-looking statements, please see the Company’s Form 10-K (“Disclosure Regarding Forward-Looking Statements”; “Disclosure Regarding Mineral Resources under SEC and Canadian Regulation”; and “Risk Factors”).

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For further information, please contact:

Reggie Larsen
Director of Investor Relations
U.S. Energy Corp.
1-800-776-9271
reggie@usnrg.com

Nick Hurst
Investor Relations
The Equicom Group
1-403-538-4845
nhurst@equicomgroup.com